Exhibit 10.8

SECOND AMENDMENT TO PROMISSORY NOTE (NOTE A)

THIS SECOND AMENDMENT TO PROMISSORY NOTE (NOTE A) (this “Amendment”) is made and entered as of October 5, 2016 (the “Effective Date”) by and between GLADSTONE LAND LIMITED PARTNERSHIP, a Delaware limited partnership (“Borrower”), and METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation (“Lender”), with reference to that certain Promissory Note (Note A) in the original principal amount of up to ONE HUNDRED MILLION AND 00/100 DOLLARS ($100,000,000.00) made by Borrower to the order of Lender and dated April 30, 2014, as amended by that certain First Amendment to Promissory Note A dated as of September 3, 2015 (as amended, “Note A”). Capitalized terms used in this Amendment but not otherwise defined herein shall have the meanings given to them in Note A.

Recitals

A. Lender and Borrower have agreed to make certain modifications to the Loan, and to make certain other loan facilities available to Borrower as more particularly set forth in that certain Fourth Amendment to Loan Agreement dated as of even date herewith (the “Fourth Amendment”).

B. Lender and Borrower execute this Amendment to evidence such amendments as set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower and Lender hereby agree as follows:

1. Amendment of Note A Terms. As of the Effective Date, Note A is hereby amended as follows:

(a) Adjustment of Interest Rate. The following sentence is inserted after the last sentence of Section 1(a) of Note A:

“As of October 1, 2016, subject to adjustment as set forth below, the outstanding principal balance of this Note shall bear interest at the fixed rate of Three and 16/100 percent (3.16%) per annum, subject to the Default Interest Rate defined below.”

(b) Adjustment of Interest Rate upon Additional Disbursement. Section 1(b)(i) of Note A is hereby deleted in its entirety and replaced with the following:

“If the Additional Disbursement of loan proceeds occurs under the terms of the Loan Agreement, upon the Additional Disbursement, a fixed interest rate will be established for such Additional Disbursement by Lender ten (10) days prior to the scheduled disbursement date based on the Yield (defined below) plus a spread determined by the holder of this Note applying its then effective standards for determining an interest rate spread for a loan of equivalent term considering the amount of the loan, the credit risk, the collateral, the borrower and other factors normally used in the holder’s determination of an appropriate interest rate to be charged to a borrower (the “Disbursement Rate”). The “Yield” shall be the reported yield rate for 10-Year U.S. Treasury obligations; provided, however, that if less than ten (10) years remain between the date of a scheduled Additional Disbursement and the Interest Adjustment Date, the Yield shall be the reported yield for the U.S. Treasury Obligation whose maturity date is closest to the Interest Adjustment Date. Notwithstanding the foregoing, upon Lender’s notification to Borrower of the Disbursement Rate, Borrower may elect, by notice to Lender, to delay the establishment of the Yield use in fixing the Disbursement Rate to the Yield in effect on a day designated by Borrower between five (5) and ten (10) days prior to the Additional Disbursement.”

(c) Payments. Section 2(b) of Note A is hereby deleted in its entirety and replaced with the following:

“Commencing on July 5, 2016, and continuing on the fifth (5th) day of each January and July thereafter through and including July 5, 2018, Borrower shall make a semi-annual payment of principal in the amount equal to one and 75/100 percent (1.75%) of the outstanding principal balance of the Note on the date the payment is due. Commencing on January 5, 2019, and continuing on the fifth (5th) day of each July and January thereafter prior to the Maturity Date, Borrower shall make a semi-annual payment of principal in the amount equal to one and 75/100 percent (1.75%) of the outstanding principal balance of the Note on January 5, 2019, provided that in no event shall the required semi-annual payment of principal commencing on January 5, 2019 be less than the amount of any payment required from July 5, 2016 through July 5, 2018.”

(d) Subsequent Interest Rate Adjustments. Section 1(c) of Note A is deleted in its entirety and replaced with the following:

“The interest rate on the outstanding balance of this Note shall be subject to adjustment on January 5, 2027 (the “Interest Adjustment Date”). The adjusted interest rate shall be based on the reported yield for the U.S. Treasury Obligation whose maturity date is closest to the Maturity Date, plus a spread determined by the holder of this Note applying its then effective standards for determining an interest rate spread for a loan of equivalent term considering the amount of the loan, the credit risk, the collateral, the borrower and other factors normally used in the holder’s determination of an appropriate interest rate to be charged to a borrower.”

(e) Reference to Related Loan. The “Related Loan” as defined in the Note has been increased as of even date herewith to a loan in an aggregate principal amount not to exceed One Hundred Million and 00/100 Dollars ($100,000,000.00), as more particularly provided in the Fourth Amendment, and all references in Note A to the Related Loan are hereby adjusted accordingly. A default under and of the Related Loan is a default under Note A.

(f) Unused Commitment Fee. The following sentence is hereby added to Section 14 of Note A:

“Borrower’s obligation to pay any Unused Commitment Fees that has not then accrued shall cease upon the expiration of the Borrower’s ability to request Subsequent Disbursements under Note A, as established in Section 3.1(b) of the Loan Agreement.”

2. No Implied Modifications. Except as expressly modified by the terms of this Amendment, all of the terms, covenants and conditions set forth in Note A shall remain in full force and effect. All references to Note A in any of the other Loan Documents shall be to Note A as amended by this Amendment. Borrower hereby reaffirms the terms and obligations of Note A, as amended hereby, as of the Effective Date.

3. Entire Agreement. This Amendment supersedes all previous oral and written agreements related to this modification and constitutes the entire agreement between Borrower and Lender with respect thereto. No provision of this Amendment may be further modified except through the execution of a subsequent written agreement by the party to be charged therewith.

(Signatures appear on following pages)

IN WITNESS WHEREOF, Borrower and Lender have executed this Amendment as of the day and year first above written.

BORROWER: GLADSTONE LAND LIMITED PARTNERSHIP, a Delaware limited partnership

By:	Gladstone Land Partners, LLC, a Delaware limited liability company Its General Partner

	By:	Gladstone Land Corporation, a Maryland corporation Its Manager

		By:	/s/ Lewis Parrish
			Name:	Lewis Parrish
			Title:	Chief Financial Officer

LENDER: METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation

By:	/s/ Leon A. Moreno

Printed Name:	Leon A. Moreno

Its:	Director

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